Exhibit 99.1

RTI First Quarter 2012 Results Show Year-Over-Year Growth

Strong Year-Over-Year Growth in Revenue, Earnings and Order Backlog

Enhanced Engineering and Manufacturing Capabilities due to Remmele Engineering Acquisition

PITTSBURGH--(BUSINESS WIRE)--May 3, 2012--RTI International Metals, Inc. (NYSE: RTI), released results today for the first quarter ending March 31, 2012. These results include the impact of the acquisition of Remmele Engineering, which closed on February 13, 2012. First-quarter year-over-year revenue and backlog increased 35% and 60%, respectively, compared with the first quarter of 2011. This reflects growth in RTI’s aerospace, defense and medical device markets.

Highlights of RTI’s first quarter results for 2012 follow:

Financial Summary

First quarter 2012 vs. 2011 comparisons:

  Q1 net sales increased to $162.9 million from $120.9 million in 2011.
  Operating income increased to $13.0 million in 2012 vs. $9.4 million in the first quarter of 2011.
  Quarterly net income rose to $5.6 million or $0.19 per diluted share. For the same period in 2011, net income was $2.3 million, or $0.08 per diluted share.
  Titanium mill product shipments during the quarter were 4.3 million pounds compared to 3.1 million pounds in 2011.
  Average realized mill product price in Q1 was $19.41 per pound compared to $20.00 per pound during the same period in 2011.
  The backlog at the end of the quarter increased to $563.0 million from $350.0 million in the same period last year.

First Quarter Highlights

During the first quarter of 2012, the Company closed on its recent acquisition of Remmele Engineering, Inc. and completed the integration of RTI Advanced Forming, which was acquired in November of 2011. Remmele Engineering is a precision machining and collaborative engineering firm, while RTI Advanced Forming is a titanium hot forming business. Both companies serve the aerospace and defense industries and enhance RTI’s downstream, advanced titanium fabrication capacity and capabilities. Remmele also provides contract engineering, design and manufacturing services for the medical device industry.

Also during the first quarter, the Company reached an agreement with the United Steelworkers of America Local 2155 on a new labor contract that extends through June 30, 2018. The successful negotiations were completed early, as the previous agreement did not expire until June 30, 2013. The new contract addresses wages, pensions and profit sharing for 350 union-represented employees at the RTI Niles facility.

Titanium Group

For the first quarter of 2012, the Titanium Group posted operating income of $9.0 million on sales of $88.7 million, including intersegment sales of $49.9 million. During the same period in 2011, this Group had operating income of $8.7 million on sales of $69.3 million, including intersegment sales of $33.8 million. The year-over-year increase in the Group’s operating profit was positively impacted by a duty drawback accrual reversal of $3.0 million offset by ongoing expenses associated with the production ramp up of the forging operations at the new Martinsville plant, and increased raw material costs in the recent period versus the same period in 2011. The results for the first quarter of 2011 were positively impacted by the settlement of accrued contractual commitments at the Company’s cancelled titanium sponge plant.

Mill product shipments for the first quarter were 4.3 million pounds at an average realized price of $19.41 per pound, compared to mill product shipments of 3.1 million pounds in the first quarter of 2011 at an average realized price of $20.00 per pound.

Fabrication Group

For the first quarter of 2012, Fabrication Group results were just above breakeven on net sales of $61.8 million. For the same period in 2011, this Group had an operating loss of $1.3 million on net sales of $38.1 million. The Group’s increase in sales was driven primarily from the two recent acquisitions – Remmele Engineering and RTI Advanced Forming - that contributed over $24 million of profitable incremental sales. However, the operating results for this Group continue to be negatively affected by the slow demand for seat tracks and other titanium components for the Boeing 787 Dreamliner program.

Distribution Group

For the first quarter of 2012, the Distribution Group posted operating income of $3.9 million on net sales of $62.3 million. For the same period in 2011, the Group had operating income of $2.0 million on net sales of $47.2 million. The Group’s results reflect increased demand for titanium products, primarily in the commercial aerospace market plus a favorable product mix.

CEO Comment

“During the quarter, we closed the Remmele Engineering acquisition and completed the integration of RTI Advanced Forming. The reaction by our key strategic customers to the increased breadth and depth of our engineering, forming and machining capabilities has been extremely positive. In addition, customers of Remmele’s medical device components business have expressed strong support for its acquisition by a long-term, strategic enterprise with a strong and conservative balance sheet,” said Dawne S. Hickton, Vice Chair, President, and CEO of RTI.

“With respect to the first quarter, our operating income performance for all three segments exceeded our expectations. These businesses are growing while operational enhancements throughout our internal supply chain are taking hold. We expect our full-year operating income for 2012 to be in the range of $45 to $50 million, after the impact of acquisition-related adjustments,” Ms. Hickton concluded.

Conference Call Information

To participate in today's 10:00 a.m. Eastern Time conference call, please dial toll free (USA/Canada) 800-447-0521 or (International) 847-413-3238 several minutes prior to the start time and specify the RTI International Metals' Conference Call.

Replay Information

Replay of the call will be available one hour after the conference ends and remains accessible until Thursday, May 17, 2012. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter conference pass code 3224 1850#.

Forward Looking Statement

All statements in this release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. These risks and uncertainties include, but are not limited to, global economic and political uncertainties, the concentration of our revenue within the commercial aerospace and defense industries, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, the successful completion and integration of completed acquisitions, military spending generally and in particular, demand from the Joint Strike Fighter program, the impact from Boeing 787 production delays, the competitive nature of the markets for specialty metals, the ability of RTI to obtain adequate raw materials, the successful completion of RTI’s capital expansion projects, and other risks and uncertainties described and included in RTI’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and the exhibits attached thereto. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. RTI undertakes no obligation to update or revise any forward-looking statements.

RTI International Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world's most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$162,850	$120,850
Cost and expenses:
Cost of sales	127,145	94,845
Selling, general, and administrative expenses	21,622	17,458
Research, technical, and product development expenses	1,065	632
Asset and asset-related charges (income)	-	(1,501)
Operating income	13,018	9,416
Other expense	(268)	(569)
Interest income	82	225
Interest expense	(4,278)	(4,300)

Income before income taxes	8,554	4,772
Provision for income taxes	2,929	2,430
Net income	$5,625	$2,342

Earnings per share:
Basic	$0.19	$0.08
Diluted	$0.19	$0.08

Weighted-average shares outstanding:
Basic	30,090,101	29,995,803
Diluted	30,200,542	30,225,412

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (In thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$117,872	$156,842
Short-term investments	-	164,255
Receivables, less allowance for doubtful accounts of $954 and $872	107,177	95,022
Inventories, net	327,922	275,059
Deferred income taxes	19,395	18,674
Other current assets	10,975	9,932
Total current assets	583,341	719,784
Property, plant, and equipment, net	361,520	289,434
Marketable securities	-	12,683
Goodwill	140,236	55,864
Other intangible assets, net	59,527	22,576
Deferred income taxes	29,111	27,424
Other noncurrent assets	4,972	5,173
Total assets	$1,178,707	$1,132,938

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$68,463	$59,591
Accrued wages and other employee costs	19,878	27,260
Unearned revenues	40,889	31,690
Other accrued liabilities	21,833	20,085
Total current liabilities	151,063	138,626
Long-term debt	191,189	186,981
Liability for post-retirement benefits	41,806	41,388
Liability for pension benefits	15,097	20,830
Deferred income taxes	38,209	13,606
Other noncurrent liabilities	8,895	8,755
Total liabilities	446,259	410,186
Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 31,066,254 and 30,948,209 shares issued; 30,286,879 and 30,198,780 shares outstanding	311	309
Additional paid-in capital	480,653	479,245
Treasury stock, at cost; 779,375 and 749,429 shares	(18,399)	(17,657)
Accumulated other comprehensive loss	(35,808)	(39,211)
Retained earnings	305,691	300,066
Total shareholders’ equity	732,448	722,752
Total liabilities and shareholders’ equity	$1,178,707	$1,132,938

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended
	March 31,
	2012	2011
Cash used in operating activities (including depreciation and amortization of $8,734 and $5,582 for the three months ended March 31, 2012 and 2011, respectively)	$(12,959)	$(23,775)

Cash used in investing activities (1)	(25,990)	(77,749)

Cash used in financing activities	(658)	(30)

Effect of exchange rate changes on cash and cash equivalents	637	757

Decrease in cash and cash equivalents	(38,970)	(100,797)
Cash and cash equivalents at beginning of period	156,842	376,951
Cash and cash equivalents at end of period	$117,872	$276,154

(1)

Includes cash used for the purchase of Remmele Engineering, Inc. of $185,633 and net cash provided by the sale of available-for-sale investments of $176,771 in the current year compared to net purchases of investments of $67,612 in the prior year.

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES Selected Operating Segment Information (Unaudited) (In thousands)

	Three Months Ended
	March 31,
	2012	2011
Net sales:
Titanium Group	$38,733	$35,541
Intersegment sales	49,924	33,776
Total Titanium Group sales	88,657	69,317

Fabrication Group	61,771	38,102
Intersegment sales	20,876	13,305
Total Fabrication Group sales	82,647	51,407

Distribution Group	62,346	47,207
Intersegment sales	659	433
Total Distribution Group sales	63,005	47,640

Eliminations	71,459	47,514
Total consolidated net sales	$162,850	$120,850

Operating income (loss):
Titanium Group before corporate allocations	$12,645	$11,290
Corporate allocations	(3,607)	(2,551)
Total Titanium Group operating income	9,038	8,739

Fabrication Group before corporate allocations	3,151	2,020
Corporate allocations	(3,066)	(3,306)
Total Fabrication Group operating Income (loss)	85	(1,286)

Distribution Group before corporate allocations	6,175	3,944
Corporate allocations	(2,280)	(1,981)
Total Distribution Group operating income	3,895	1,963

Total consolidated operating income	$13,018	$9,416

CONTACT:
RTI International Metals, Inc.
Richard E. Leone, Director – Investor Relations, 330-544-7622
rleone@rtiintl.com